JAMES N. BARBER
                         Attorney at Law
                    Suite 100, Bank One Tower
                         50 West Broadway
                     Salt Lake City, UT 84101

Telephone: (801)  364-6500
Facsimile: (801) 532-0141                     E-Mail: Barberjn0614@comcast.net



                          April 28, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Opinion and consent of Counsel with respect to registration statement on Form SB-2 for Elite Artz, Inc.

Dear Sir or Madam:

     I have been requested to issue my opinion as to the legal status of shares of Elite Artz, Inc., including shares proposed to be issued pursuant to a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act") and shares that are outstanding in the hands of existing stockholders that are being registered for resale under the Act. I have, in connection with that request, examined the Articles of Incorporation and By-laws of Elite Artz and North American Marketing Corporation, a Delaware corporation which is a predecessor to Elite Artz, Inc., Articles of Merger and the Merger Agreement by which Elite Artz and North American were merged on April 12, 2004, resolutions of the Board of Directors of North American dated July 29, 2002, January 7, 2003, August 19, 2003, January 2, 2004 and April 15, 2004, and exhibits thereto; subscription agreements covering 2,040,000 common shares of North American which now constitute shares of Elite Artz which were issued without registration under the Act in reliance on 4(2) thereof. I have also reviewed the Form SB-2 registration statement filed by Elite Artz, Inc. on December 27, 2004, comments related thereto issued by the Staff of the Commission dated April 11, 2005, and other instruments as I have deemed necessary or appropriate to establish a basis for the opinions set forth herein. Elite Artz proposes to register the 745,900 shares previously sold to individual investors for resale, and an additional 200,000 shares to be offered to the public at an offering price of $.50 per shares in cash. Based upon my examination of relevant documents, it is my opinion that Elite Artz is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada and that the 200,000 shares to be offered and sold by the registrant pursuant to the Company's registration statement on Form SB-2, and the 745,900 shares to be registered for resale by existing stockholders pursuant thereto will, when offered, sold and delivered after sale, be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                        Sincerely,

                        /s/ James N. Barber
                        James N. Barber